Exhibit 10.4.1
ENCORE ACQUISITION COMPANY
EMPLOYEE SEVERANCE PROTECTION PLAN
(As Amended and Restated Effective May 6, 2008)
First Amendment
          Encore Acquisition Company, a Delaware corporation (the “Company”), having reserved the right under Section 9 of the Encore Acquisition Company Employee Severance Protection Plan, as amended and restated May 6, 2008 (the “Plan”) to amend the Plan, does hereby amend the Plan as set forth below.
          1. Section 3(b) of the Plan is hereby amended by adding the following new sentence to the end thereof:
“Notwithstanding the foregoing, for so long as Chris Rimkus is a Participant in the Plan, he shall be a Level 1 Participant.”
          2. Section 4(a)(II)(iv)(A)(1) of the Plan is hereby amended to read as follows:
“(1)	a lump-sum cash payment equal to the product of two (2) (or, in the case of (y) the CEO, two and one-half (2 1/2), or (z) Brad Gale or Kevin Treadway, for so long as such individuals are Participants, three (3)) multiplied by the sum of the Participant’s then annual base salary plus the amount of any cash bonus under the Company’s annual incentive bonus plan earned by the Participant with respect to the most recently completed fiscal year of the Company (or, if the Participant became employed after the most recent fiscal year-end prior to a termination covered under this Section 4, the target annual cash bonus for such Participant as determined by the Company); and”
          3. The remainder of the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, this Amendment has been executed effective as of September 29, 2009.

ENCORE ACQUISITION COMPANY
By:	/s/ Jon S. Brumley
Jon S. Brumley
President and Chief Executive Officer

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